STOCKHOLDER AGREEMENT


     This Stockholder Agreement (the "Agreement") is made and entered into as of May 30, 2001, among PeoplePC Inc., a company organized under the laws of Delaware (the "Company"), @viso Limited, a company organized under the laws of the United Kingdom ("@viso"), and each party identified on Schedule A attached hereto (individually, a "Stockholder" and, collectively, the "Stockholders"). All capitalized terms used herein that are not defined herein shall have the meanings set forth in the Put Option Agreement defined below.

     WHEREAS, the Company and @viso have entered into the Put Option Agreement, as of the date hereof (the "Put Option Agreement"), by and among the Company, @viso, SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital LP, each a Delaware limited partnership, and PeoplePC Europe N.V., a Dutch Company, pursuant to which the Company has granted @viso and the SOFTBANK entities named above put options to sell all of the shares of PeoplePC Europe N.V. held by @viso and the SOFTBANK entities named above to the Company in exchange for shares of preferred stock or, following Stockholder Approval, common stock of the Company; and

     WHEREAS, each Stockholder owns of record the number of shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock"), set forth opposite such Stockholder's name on Schedule A attached hereto (the "Subject Shares"); and

     WHEREAS, as a condition to the effectiveness of the Put Option Agreement, @viso has requested that each Stockholder enter into this Agreement.

     NOW, THEREFORE, to induce @viso to enter into, and in consideration of its entering into, the Put Option Agreement, the parties agree as follows:


     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          1.1 "Common Stock" shall mean the Company's common stock, par value U.S. $0.0001.

          1.2 "Exercise Date" shall mean the date on which @viso (i) exercises the Primary Put Option or (ii) exercises at least US$39,000,000 in value under the Secondary Put Option.

          1.3 "Issuance" shall mean the issuance of up to 32,628,060 shares of common stock upon the exercise of the Primary Put Option and/or the Secondary Put Option, as the case may be.

          1.4 "Permitted Transferee" shall have the meaning given this term in
Section 11 of the Put Option Agreement.

          1.5 "Primary Put Option" shall have the meaning given such term in
Section 2.1 of the Put Option Agreement.

          1.6 The "Designee" shall be Frank Boulben for so long as Mr. Boulben is employed by Vivendi. In the event Mr. Boulben ceases to be employed by Vivendi, Vivendi will have the right to determine an alternate designee.

          1.7 "Secondary Put Option" shall have the meaning given such term in
Section 2.2 of the Put Option Agreement.

          1.8 "Stockholder Approval" shall mean approval of the Issuance by a majority of the stockholders of the Company by vote, consent or any other approval.

          1.9 "Termination Date" shall mean the date when (i) @viso and its Permitted Transferees have sold in the aggregate, in one or a series of transactions, greater than a 40% interest in the Primary Put Option and/or the Secondary Put Option or greater than 40% of the shares cumulatively received upon exercise thereof, or (ii) in the event @viso assigns a half interest to Vivendi pursuant to Section 11 of the Put Option Agreement, the date Vivendi has sold in the aggregate, in one or a series of transactions, greater than a 40% interest in the portion of the Primary Put Option and/or the Secondary Put Option assigned to Vivendi or greater than 40% of the shares cumulatively received upon the exercise of the portion of the Primary Put Option and/or the Secondary Put Option assigned to Vivendi.

     2. Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants that such Stockholder (i) is the beneficial owner of the Subject Shares set forth opposite such Stockholder's name on Schedule A, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder's name on Schedule A (excluding shares as to which such Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

     3. Stockholder Approval. At any meeting of the stockholders of the Company called to vote upon the Issuance or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Issuance is sought from the Company's stockholders in their capacities as such, each Stockholder shall, including by executing a written consent if requested by @viso, vote (or cause to be voted) such Stockholder's Subject Shares in favor of the Issuance.

     4. Observation Rights. Beginning on the date of this agreement and continuing until the Exercise Date, Frank Boulben (the "Representative") will have the right to participate in and attend all meetings of the Board of Directors of the Company in a non-voting observer capacity. Such Representative shall continuously serve in this capacity as permitted herein and shall appoint a substitute representative who is reasonably acceptable to the Board of Directors only when the Representative is unable to attend meetings. The Company shall provide notice of and other information with respect to such meetings as are delivered to the directors of the Company (including any such information provided in connection with action to be taken by written consent).

          4.1 The Representative shall maintain the confidentiality of all financial, confidential and proprietary information of the Company obtained by him as a result of these rights, and represents and agrees that the information provided to him by the Company pursuant to these rights shall not be made available to any competitor or customer of, or vendor to, the Company or any affiliate or associate of any such entity. Upon the Company's request, an agreement providing for nondisclosure of the Company's proprietary information will be executed and signed by the Representative.

          4.2 The Company may exclude the Representative from any meetings or portions thereof if, in the good faith determination of a majority of the Board of Directors of the Company, (i) the subject matter to be discussed relates to disputes or negotiations relating to @viso or Vivendi or potential competitors of @viso or Vivendi, or (ii) if attendance by the Representative would reasonably be expected to result in waiver or loss of the attorney-client privilege or other competitive advantage as reasonably determined by the Company based upon the advice of legal counsel. The Company will use its best efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary as set forth in the preceding sentence.

          4.3 The rights granted in this Section 4 may not be assigned or otherwise conveyed by the Representative or by any subsequent transferee of any such rights without the prior written consent of the Company.

          4.4 The Company, @viso and each of the Stockholders understand and agree that notwithstanding anything else in this Section 4 to the contrary, Vivendi will have the right to designate @viso's designee on the Company's Board of Directors.

          5. Election of Director. Beginning on the Exercise Date and continuing until the Termination Date, at any annual or special meeting called, or any other action taken, for the purpose of electing directors to the Company's Board of Directors, each Stockholder agrees to vote (or cause the record holder thereof to vote) all of the Subject Shares he, she or it beneficially owns so as to elect as a director the @viso Designee.

          5.1 Beginning on the Exercise Date and continuing until the Termination Date, at any annual or special meeting called, or any other action taken, for the purpose of electing directors to the Company's Board of Directors, the Company agrees to include the @viso Designee as a nominee of the Company for the Company's Board of Directors, and to solicit proxies in favor of such election.

          5.2 In the event any Designee elected pursuant to Section 5.1 shall resign or be removed with or without cause from the Board of Directors during the period beginning on the Exercise Date and continuing until the Termination Date, each Stockholder will vote the Subject

Shares to fill such vacancy with a nominee designated in the same manner as the Designee who held the directorship so vacated.

          5.3 This Section 5 shall not extend to voting upon questions and matters (other than the election of directors and their alternates and any matters incident to the rights set forth in this Section 5) upon which stockholders of the Company have a right to vote under the Certificate of Incorporation or the Bylaws of the Company or under the laws of the State of Delaware.

     6. Sale of Subject Shares. Beginning on the date of this Agreement and continuing until the Stockholder Approval, each Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Subject Shares (or any interest therein) to any person, and agrees not to commit or agree to take any of the foregoing actions; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Stockholder may, without the consent of @viso or any other person, transfer any or all of the Subject Shares (or any interest therein) (i) such that together with all other Transfers by the Stockholders which have previously taken place do not cause the aggregate number of Subject Shares to constitute less than either a majority of the Company's then outstanding capital stock, on a fully-diluted basis, or a majority of the voting power attributable to all of the Company's outstanding capital stock, or (ii) if, in connection with such Transfer, the transferee of the Subject Shares (or such interest therein) agrees to be bound by the terms of this Agreement, or (iii) pursuant to Section 11 of the Put Option Agreement.

     7. Rights of Co-Sale.

          7.1 In the event that @viso or any Stockholder (in this Section 7, @viso and the Stockholders are collectively referred to as the "Holders") propose to sell or otherwise transfer any Common Stock to any person or entity in a transaction that would result in such person or entity, together with its affiliates or associates, acquiring in excess of 50% of the outstanding voting securities or voting power of the Company, each Holder, other than a transferring Holder (a "Transferring Holder") shall have a right of co-sale (the "Right of Co-Sale") to sell all or part of such Holder's "Pro Rata Share of Common Stock" (as defined below) of the Common Stock referred to in a Co-Sale Notice (as defined below) delivered by such Transferring Holder as provided below.

          7.2 A Holder's "Pro Rata Share of Common Stock" shall be equal to the product of (x) the total number of shares of Common Stock proposed to be transferred and (y) a fraction, the numerator of which is the number of shares of Common Stock held by such Holder and the denominator of which is the aggregate number of shares of Common Stock held by all Holders.

          7.3 At least 20 days before the proposed date of a sale or transfer of Common Stock, the Transferring Holder shall give a written notice (the "Co-Sale Notice") simultaneously to each of the Holders and the Company in the manner provided in Section 10.2. The Co-Sale Notice shall describe in detail the proposed transfer, including, without limitation, the number of shares of Common Stock proposed to be transferred, the proposed transfer price or consideration to be paid, the address of the Transferring Holder, and the name and address of the proposed transferee (the

"Transferee"). Each Holder shall have the right to sell to the Transferee (or, upon the unwillingness of any prospective purchaser to purchase directly from such Holder, to the Transferring Holder) its Pro Rata Share of Common Stock (determined as of the date the Co-Sale Notice is delivered to the Company) referred to in the Co-Sale Notice on the terms set forth in the Co-Sale Notice.

          7.4 A Holder shall exercise its Right of Co-Sale by delivering a notice of exercise of the Right of Co-Sale (the "Election Notice") to the Transferring Holder within 10 days after the date the Co-Sale Notice has been deemed delivered from the Transferring Holder to each of the Holders. The Holder shall specify in the Election Notice the number of shares (up to its Pro Rata Share of Common Stock) such Holder desires to sell.

          7.5 To the extent any Holder elects to sell less than all of its Pro Rata Share of Common Stock (a "Non-Fully Exercising Holder"), each Holder electing to sell 100% of its Pro Rata Share of Common Stock (a "Fully-Exercising Holder") may elect to sell its Pro Rata Share of the Excess (as defined below) of the Common Stock for which any such Non-Fully Exercising Holder was entitled to sell but did not sell. A Fully-Exercising Holder's "Pro Rata Share of the Excess" shall be equal to the product of (i) the total number of shares of Common Stock that the Non-Fully Exercising Holder is entitled to transfer minus the number of shares elected to be transferred by such Non-Fully Exercising Holder and (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such Fully-Exercising Holder and the denominator of which is the total number of shares of Common Stock held by all Fully-Exercising Holders.

          7.6 The Transferring Holder shall cause the Pro Rata Share of the Excess, if any, of each Holder who has exercised its Right of Co-Sale to be included in the agreement of sale with the Transferees such that the Transferee shall purchase each Holder's Pro Rata Share of Common Stock and Pro Rata Share of the Excess, if any, at the same time and on the same terms and conditions as the Transferee has agreed to purchase the Transferring Holder's Subject Shares. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Holder exercising its Right of Co-Sale hereunder, the Transferring Holder shall not sell to such prospective purchaser or purchasers any Common Stock unless and until, simultaneously with such sale, the Transferring Holder shall purchase the shares or other securities from such Holder that such Holder is entitled to sell pursuant to its Right of Co-Sale for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-Sale Notice.

          7.7 To the extent the Holders fail to exercise the Right of Co-Sale with respect to the Common Stock covered by the Co-Sale Notice, the Transferring Holder may, not later than 90 days following delivery to each of the Holders of the Co-Sale Notice, conclude a transfer of the Common Stock covered by the Co-Sale Notice on terms and conditions not more favorable to the transferor than those described in the Co-Sale Notice. Any proposed transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed transfer of any of the Common Stock by any Holder, shall again be subject to the Right of Co-Sale.

     8. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company's Common Stock, the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by each Stockholder.

     9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement, without the prior written consent of all parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective representatives, executors, administrators, estate, heirs, successors and assigns.


     10. General Provisions.

          10.1 Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          10.2 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or when deposited with a nationally recognized courier service for next day delivery, addressed to the Company at the Company's address shown below, addressed to @viso at @viso's address shown below, or addressed to a Stockholder at such person's address as shown on Schedule A. Notwithstanding the foregoing, all notices to addresses outside the United States shall be sent by telecopier with confirming personal delivery sent by courier service. Notices sent by telecopier with written confirmation shall be deemed effectively given at the earlier of (i) 24 hours after confirmation of transmission by the sending telecopier machine or (ii) delivery of written confirmation.

               Company's Address:

               PeoplePC Inc.
               100 Pine Street, Suite 1100
               San Francisco, CA  94111
               Tel. (415) 732-4400
               Fax. (415) 837-3857
               Attention:  Chief Financial Officer
          or to such other address as the Company shall have furnished to @viso and the Stockholders, with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attn:  Mark A. Bertelsen, Esq.
               Fax:  (650) 493-6811

               @viso's Address:

               @viso Limited
               c/o MacFarlanes
               10 Norwich Street
               London, EC4A 1BD
               England
               Tel. 44 207 831 9222
               Fax. 44 207 831 9607
               Attention:  Charles Martin

          or to such other address as @viso shall have furnished to the Company and to Stockholders, with a copy to:

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, New York  10019
               Attn:  Faiza J. Saeed, Esq.
               Fax:  (212) 765-1047

               Sullivan & Cromwell
               1870 Embarcadero Road
               Palo Alto, California  94303
               Attention:  John L. Savva
               Fax:  (650) 461-5700

     10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes@ or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed to be one and the same agreement. This Agreement shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that each party need not sign the same counterpart.

     10.5 Entire Agreement; No Third-Party Beneficiaries. The Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Memorandum of Agreement, dated February 16, 2001, by and among PeoplePC Inc., PeoplePC Europe N.V., Softbank Technology Ventures IV L.P., Softbank Technology Advisors Fund L.P., @viso Limited, SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, and
(ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Vivendi shall be a beneficiary of the provision granting Vivendi the right to appoint a representative to the Company's Board of Directors with the right to enforce its rights thereunder in accordance with Section 4.2 hereof.

     10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     10.7 No Limitations. Nothing in this Agreement shall, and nothing in this Agreement shall be deemed to, prevent a Stockholder from acting in accordance with his fiduciary duties as a director of the Company or otherwise limit the ability of a Stockholder to take any action in his capacity as a director or officer of the Company.

     10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, PeoplePC and @viso have caused this Stockholder Agreement to be signed by their officers thereunto duly authorized and each Stockholder has signed this Stockholder Agreement, all as of the date first written above.

PeoplePC, Inc.                       @VISO LIMITED


By: /s/ Nicholas Grouf               By:  /s/ Frank Boulben
    -----------------------------        -----------------------------------

Name:  Nicholas Grouf                Name: Frank Boulben
      ---------------------------          ---------------------------------

Title: CEO                           Title: Director
       --------------------------           --------------------------------



                                     SOFTBANK Capital Partners LP
                                     SOFTBANK Capital
                                     LP SOFTBANK Capital Advisors Fund LP

                                     By: SOFTBANK Capital Partners LLC
                                     its General Partner

                                     Name: /s/ Steven J. Murray
                                           ---------------------------------

                                     Title: Administrative Member Representative
                                            --------------------------------



                                     SOFTBANK Technology Ventures IV L.P.
                                     SOFTBANK Technology Advisors Fund L.P.

                                     By: /s/ Bradley A. Feld
                                         -----------------------------------

                                     Name: Bradley A. Feld
                                           ---------------------------------

                                     Title:
                                            --------------------------------


                                          /s/ Nicholas Grouf
                                     ----------------------------------------
                                                   Nicholas Grouf

                      SCHEDULE A TO STOCKHOLDER AGREEMENT


         Name and Address of Stockholder                    Number of Shares
                                                            of Common Stock
                                                            Owned of Record

Entities Associated with SOFTBANK Capital Partners
SOFTBANK Capital Partners LP                                   11,550,865
SOFTBANK Capital Advisors Fund LP                                326,037
SOFTBANK Capital LP                                            11,352,300

         SOFTBANK Capital Partners LLC
         c/o Steven J. Murray
         10 Langley Road
         Newton Center, MA 02159

Entities Associated with SOFTBANK Technology
SOFTBANK Technology Ventures IV LP                             17,642,350
SOFTBANK Technology Advisors II LP                               334,654

         SOFTBANK Corp.
         c/o Bradley A. Feld
         200 West Evelyn Street, Suite 200
         Mountain View, CA  94043

Nick Grouf                                                     22,270,000

         PeoplePC Inc.
         100 Pine Street, Suite 1100
         San Francisco, California  94111